UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 26, 2025, the Hartman Group distributed the following letter to shareholders:

TO THE SHAREHOLDERS OF SILVER STAR PROPERTIES REIT, INC.
FROM: THE HARTMAN SHAREHOLDER ALLIANCE
RE: LACK OF TRANSPARENCY & LEGAL VIOLATIONS – WHAT IS SILVER STAR HIDING?

Dear Shareholders,

In a public real estate investment trust, transparency is not optional—it is a legal and moral obligation. It’s what allows investors to evaluate performance, hold leadership accountable, and protect their capital. Yet at Silver Star Properties REIT, Inc., transparency has been treated as a threat to power, rather than a cornerstone of trust.

Since the removal of Hartman leadership in August 2022, shareholders have experienced an alarming deterioration in disclosure practices and legal compliance.

NO FINANCIAL CLARITY, NO METRICS, NO ACCOUNTABILITY

Despite repeated requests, SSP’s leadership has failed to provide:

•	Full and timely financial disclosures

•	Leasing and occupancy reports

•	Historical comparisons of asset performance

•	Detailed breakdowns of capital expenditures

•	Full board and executive compensation transparency

Instead of clear reporting, shareholders are left to sift through vague press releases and carefully curated summaries that raise more questions than they answer.

A NARRATIVE BUILT ON POST-HOC EXCUSES

After aggressively marketing a “New Direction Plan,” SSP’s leadership began blaming its dismal performance on so-called “deferred maintenance”—a phrase never once mentioned in official disclosures or financial statements prior to shareholder pressure and recent court proceedings.

Let’s be clear: this excuse is a fabrication. It was only introduced after the facts—falling occupancy, plummeting valuations, and reckless sales—could no longer be hidden.

A DISREGARD FOR THE LAW

Even more troubling is SSP’s continued refusal to honor basic shareholder rights under Maryland corporate law:

•	SSP has ignored multiple formal requests for access to books and records.

•	This violates Maryland’s well-established “Books and Records” law, which guarantees shareholders the right to inspect company documents.

•	The refusal to comply not only flouts the law—it reflects a fundamental contempt for the principles of shareholder ownership.

This is not how a REIT is supposed to operate. This is how insiders protect themselves at the expense of those they serve.

THE CONSEQUENCES OF SECRECY

The lack of transparency has enabled:

•	Undisclosed compensation awards to insiders

•	Fire-sale property dispositions without valuation justifications

•	A steady stream of misleading narratives unmoored from financial reality

Without information, shareholders cannot protect their investment. And that’s exactly the point.

The current leadership has treated Silver Star like a private club—not a publicly held trust. That must end.

RESTORING TRANSPARENCY AND RULE OF LAW

The Hartman Shareholder Alliance is committed to reinstating rigorous transparency, legal compliance, and shareholder trust. Our nominees will:

•	Release all books and records in compliance with Maryland law

•	Publish full historical financials, including occupancy and capex data

•	Disclose complete executive compensation and board decision-making records

•	Enact real-time reporting protocols for future board activities

We believe in governance that serves the shareholders—not hides from them.

It’s time to return Silver Star Properties to lawful, honest, and accountable leadership.

Vote for transparency. Vote for lawful governance. Vote for the Hartman Shareholder Alliance.

Sincerely,
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.